STRICTLY PRIVATE AND CONFIDENTIAL

TERM SHEET
Summary of Terms and Conditions

July 26, 2013

The primary purpose of this Term Sheet (“Term Sheet”) is to set forth the principal terms and conditions of the purchase as described herein.

Seller:	Warpaint Kansas, LP (“Seller”).

Buyer:	American Petro-Hunter, Inc. or its assignees or affiliates thereof (“Buyer”).

Properties:

The following described assets, properties, rights, titles and interests of Seller, located and owned by the Seller in Rice and Reno Counties, Kansas, (herein collectively called the “Properties”) include: All producing and non-producing oil, condensate, natural gas, natural gas liquids, and hydrocarbons and other minerals; all oil, gas and mineral leases, and the leasehold estates created thereby, working interests, net profits interests, reversionary interests, and other leasehold and fee interests (all depths); areas of mutual interest, property and rights, including all rights in any pooled, communitized or unitized acreage; all well locations, surface equipment, downhole equipment, vehicles, and any other equipment and real property; permits, licenses, contracts, commodity and any other hedges; and any other asset, however, excluding cash, accounts receivable, prepaid expenses, and other similar assets.

Mineral Acres:

The Properties shall include the leasehold of an undivided eighty (80%) interest in approximately 15,000 net mineral acres located in Rice and Reno Counties, Kansas owned by the Seller (“Purchased Acres”).

Purchase Price:

At Closing, Buyer will pay Seller, via wire transfer, the purchase price in an amount equal to the product of $450 per acre and the Purchased Acres less the Down Payment. Based on 12,000 net mineral acres (80% of 15,000 mineral acres), the total purchase price is expected to be $5.4 million.

Down Payment:

Upon execution of the Definitive Agreements, Buyer will pay Seller, via wire transfer, a five hundred forty thousand dollars ($540,000) down payment in exchange for the Exclusivity Period. Buyer shall forfeit Down Payment if Closing does not occur through no fault of Seller.

Net Revenue Interest:	Seller shall deliver to Buyer a 81.25% (8/8th ’s basis) net revenue interest on the Properties.

STRICTLY PRIVATE AND CONFIDENTIAL

Additional Acreage:

Buyer shall provide Seller the option to acquire a proportionally reduced twenty percent (20%) interest in any and all leasehold mineral acres acquired by Buyer subsequent to the Closing. At the same time, Seller shall provide Buyer the option to acquire a proportionally reduced eighty (80%) percent interest in any and all leasehold mineral acres acquired by Seller subsequent to the Closing.

Area of Mutual Interest:	The Definitive Agreements will include an area of mutual interest located in Rice and Reno County, Kansas.

Operator:	Buyer shall form a wholly-owned subsidiary, which shall act as operator of record for the Properties (“Newco”).

Participation Rights:

Seller will have the right to participate as a twenty percent (20%) non-operating working interest partner (8/8ths basis) in all wells located on the Properties on a “heads up” basis with Buyer (“Participation Rights”). The Participation Rights shall also include any other wells drilled by Buyer in Rice and Reno Counties, Kansas in which Seller owns an undivided interest as described herein.

JOA:

All operations upon the Properties shall be governed by a joint operating agreement (each, a “JOA”), agreeable to the Buyer and Seller and executed with the Definitive Agreements. The Definitive Agreements will also provide for pooling and well proposals.

Closing Date:

The transaction outlined in this Term Sheet shall close no later than forty-five (45) Business Days nor less than fifteen (15) Business Days immediately following the formal execution of this Term Sheet (the “Closing”). A “Business Day” shall be defined as a day other than a Saturday, a Sunday or a day on which banks located in New York, New York are required or permitted by law to remain closed.

Effective Date:	The effective date shall be the same date and time as Closing.

Exclusivity:

The Seller agrees to work in good faith expeditiously towards completing the transactions contemplated herein. Subject to the Deadline for Definitive Agreements, the Seller further agrees that it will not, for a period of sixty (60) Business Days from the date of this Term Sheet is accepted by Seller (“Exclusivity Period”), take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Buyer relating to any transaction involving the Properties and shall notify Buyer promptly of any inquiries by any third parties in regards to the foregoing. This Term Sheet, however, may be terminated by mutual written agreement of the Buyer and Seller or by either Buyer or Seller upon expiration of the Exclusivity Period.

STRICTLY PRIVATE AND CONFIDENTIAL

Documentation:	The transaction shall be in accordance with appropriate documents necessary to effect the transactions contemplated herein, including, but not limited to, the a Purchase and Sale Agreement, JOA, and Assignments (collectively, the “Definitive Agreements”), all acceptable in form and substance to the parties and their respective counsel. The Definitive Agreements shall contain representations, warranties, and indemnification provisions that are usual and customary for transactions of this type. Buyer’s counsel will prepare the initial draft of the Purchase and Sale Agreement. Seller’s counsel will prepare the initial draft of the JOA and Assignments.

Deadline for Definitive Agreements:	NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE DEFINITIVE AGREEMENTS WILL BE EXECUTED AND THE DOWN PAYMENT WILL BE MADE NO LATER WEDNESDAY, AUGUST 14, 2013 AT 2:00 PM CST (“DEADLINE FOR DEFINITIVE AGREEMENTS”). IF EITHER THE DEFINITIVE AGREEMENTS ARE NOT EXECUTED, OR THE DOWN PAYMENT IS NOT MADE, BY WEDNESDAY, AUGUST 14, 2013 AT 2:00 PM CST, THE SELLER CAN UNILATERALLY TERMINATE THE TERM SHEET, INCLUDING THE EXCLUSIVITY PERIOD, WITHOUT PENALTY OR LIABILITY.

Due Diligence:	Execution and delivery of the Definitive Agreements, will be subject to appropriate due diligence by Buyer that shall include, but not be limited to, title, environmental, operational, engineering, regulatory, taxes and legal reviews with respect to the Properties (“Due Diligence”). Seller will provide Buyer access to all technical, financial and any other information relating to Properties at Buyer’s request. Additionally, Seller shall provide Buyer all information discovered by Seller regarding the Properties during Due Diligence. Buyer agrees that all information provided by Seller shall be held in confidence, and shall not be disclosed by Buyer other than to those of its employees and agents retained to conduct due diligence, shall not be used by Buyer or its employees or agents for any other purpose, and shall be returned to Seller, without retention of copies by Buyer, immediately upon termination of this Term Sheet or the Definitive Agreements.

STRICTLY PRIVATE AND CONFIDENTIAL

Marketable Title:	Seller will provide title to the leasehold estate of the Properties which is (i) free of any significant title defects, demands, lawsuits, claims, mortgages, liens or encumbrances, created by through or under the Seller, and (ii) grants to the oil and gas lessee all of the rights considered usual and necessary to explore for and produce oil and gas.

Closing Conditions:	Unless waived by Buyer, closing and funding of this Agreement and performance of any obligations set forth hereunder, will be subject and conditioned upon the following: (i) Seller’s providing Marketable Title to the Properties; (ii) receipt by the Buyer of full and complete releases from Seller’s creditors, if any; (iii) the Properties have a minimum 81.25% net revenue interest (8/8th ’s); and (iv) Buyer’s receipt of financing to effect the transactions contemplated herein.

Confidentiality:	This Term Sheet is being made available to the Seller and Newco on a confidential basis. Neither this Term Sheet nor its contents are to be divulged to other parties other than as required by law without the express written consent of Seller.

Law Governance:	This Term Sheet and the Definitive Agreements shall be governed by the laws of the State of Kansas, without regard to conflicts of laws principles.

Jurisdiction:	State of Kansas

Notices:	All notices hereunder shall be deemed to be delivered, if in writing, upon the earlier of actual receipt by the party to be notified or three (3) days after deposit in the U.S. mail, postage prepaid, return receipt requested, certified or overnight courier addressed as follows:

If to Buyer:	ASYM Energy Partners LLC
1055 Washington Blvd, Suite 410
Stamford, CT 06901

If to Seller:	Warpaint Resources LLC
1925 Cedar Springs Road, Suite 103
Dallas, Texas 75201-1783

[SIGNATURE PAGE FOLLOWS]

STRICTLY PRIVATE AND CONFIDENTIAL

     IN WITNESS WHEREOF, the undersigned have caused this Term Sheet to be executed by their duly authorized representatives as of the date first above written.

WARPAINT KANSAS, LP

By: Oklaunion Management, LP, its General Partner
By: Warpaint Resources, LLC, its General Partner

By: /s/ Robert O. Dow
Title: Vice President
Name: Robert O. Dow

AMERICAN PETRO-HUNTER, INC.

By: /s/ Robert B. McIntosh
Title: President and C.E.O
Name: Robert B. McIntosh